Exhibit 99.1

NEWS RELEASE Atlanta, Georgia March 3, 2011 Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Announces
Record Fourth Quarter Results
Strong Growth in Sales and Profits Expected for 2011
ATLANTA — March 3, 2011 — EMS Technologies, Inc. (NASDAQ: ELMG) today announced record sales and record Adjusted EBITDA for the fourth quarter of 2010, reflecting strong execution and improved profitability across the entire company.
For the fourth-quarter 2010, consolidated revenues were a record $98.1 million, and operating income was $6.2 million. Fourth-quarter net earnings totaled $6.1 million, or $0.40 per share, including a benefit of approximately $1.0 million, or $0.06 per share, for Congress’s recent extension of the tax credit for R&D expenditures. Adjusted EBITDA (described below under “Non-GAAP Financial Measures”) for the fourth quarter was a record, totaling $12.2 million. The Company also generated a record $17.4 million in operating cash flow from continuing operations during the fourth quarter of 2010, further improving an already strong balance sheet. These financial results exceeded the results for the comparable period in 2009. For the full year 2010, the Company reported revenues of $355.2 million and net earnings of $14.1 million, or $0.92 per share. Adjusted EBITDA for 2010 was a record $40.3 million, and Adjusted Earnings Per Share (also described below under “Non-GAAP Financial Measures”) were $0.97 per share.
Neil Mackay, EMS’s CEO, commented, “Our results are a direct reflection of the Company’s leadership in dynamic markets and the focused performance of our people, as well as the benefit of strategic and operational steps we have taken to increase efficiency and improve profitability. EMS is positioned for growth, and we expect strong results in 2011 and beyond.”
Strong North American Markets Drives Record LXE Revenues
Fourth quarter revenues from LXE’s rugged wireless computers were a record $38.7 million, a 31% increase from $29.5 million in Q4 2009. LXE’s fourth quarter operating income was $2.5 million in 2010, compared with an operating loss of $0.4 million in 2009. Fourth quarter Adjusted EBITDA from LXE increased to $3.3 million in 2010 compared with $0.2 million in 2009. The most active markets were beverage, automotive, and construction equipment, as well as markets for LXE’s new wide-area products for field-force automation.

NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
Revenue growth was also driven by the success of LXE’s change to an indirect distribution strategy. We expanded our market reach by establishing strong relationships with large distribution partners, such as ScanSource and BlueStar, and system integrators, such as Red Prairie and PEAK Technologies. Since the beginning of 2010, the number of worldwide distribution partners has nearly tripled to more than 700.
Global Tracking To Align With LXE For Competitive Advantage
Fourth-quarter 2010 revenues for the Global Tracking business were $10.9 million, a 24% increase from $8.8 million in Q4 2009. Global Tracking’s operating income increased to $0.6 million in 2010 from $0.3 million in 2009. Adjusted EBITDA was $1.7 million in Q4 2010, a 55% increase from $1.1 million in Q4 2009. Higher airtime revenue and installation of systems for search and rescue contributed to these improved results.
Neil Mackay commented, “Global Tracking comprises powerful enabling technologies that are helping fuel the demand to track and communicate with people and assets on the move, anywhere in the world. We believe the integration of this business with LXE will be a competitive advantage and an important key for long-term success.”
Aviation Business Improves In Fourth Quarter and Builds For The Future
The Aviation business earned $2.7 million in operating profit and $5.0 million Adjusted EBITDA on revenues of $31.1 million for the fourth quarter of 2010, compared with $2.5 million in operating profit and $4.6 million Adjusted EBITDA on revenues of $30.3 million for the comparable period one year earlier. This business reported its strongest revenue since mid-2009, driven by sales of satellite connectivity products for defense applications in intelligence, surveillance and reconnaissance (“ISR”). The Aviation business also had major shipments of air-to-ground products, as part of commercial airline expansion of in-flight broadband service.
In the fourth quarter, the Aviation division completed a major integration project, by combining our Tacoma Park, Maryland facilities into operations at Moorestown, New Jersey, and reassigning key managers for a more efficient structure. Said Mackay, “Our opportunities in an improving aviation market are significant, and we believe our integration initiative will translate into more efficient operations and better margins for the future.”
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
Defense & Space Finishes the Year With Strong Profits
The EMS Defense & Space business maintained tight cost control in the fourth quarter and executed effectively on its programs, including data-links for aircraft. This business achieved operating profit of $1.8 million and Adjusted EBITDA of $2.7 million on revenues of $17.8 million in the fourth quarter of 2010, a significant increase over Q4 2009 breakeven operating profit and Adjusted EBITDA of $0.9 million on revenues of $16.4 million. Fourth-quarter Adjusted EBITDA as a percentage of sales increased to 15% in 2010 compared with 5% in 2009.
The Defense & Space backlog was $73 million at the end of the quarter, compared with $71 million at the beginning of the quarter. The backlog has been affected by delays in orders that management believes are related to uncertainty in defense budgets.
Guidance for 2011 Fiscal Year
Mackay commented, “We are very encouraged by the financial success of 2010 and the business trends developing in our major market sectors. We expect that all of our businesses, except the Defense & Space segment, will show higher sales and profits in 2011. As a result, we believe that we can achieve net growth in consolidated revenues of close to 10% in 2011. This growth assumption is based in part on the broadly improving outlook for the AeroConnectivity and Global Resource Management sectors, as well as additional growth from the introduction of new products into these sectors.”
Expectations in 2011 consider normal seasonality in which the second half of the year is typically much stronger than the first half. The Company also expects the 2011 second half revenues to be higher due to product rollouts beginning earlier in the year.
For the full year 2011, management expects consolidated revenues in the range of $385 — $405 million, and Adjusted EBITDA in the range of $43 — $46 million. The Company expects Adjusted Earnings Per Share in the range of $1.10 — $1.25 per share, assuming an effective income tax rate of 20%. The forecasted effective income tax rate is higher than in recent years due to the expectation of relatively higher profits to be earned in the U.S. in 2011. The 2011 guidance does not include potential costs associated with a recent announcement by one of our shareholders that it intends to nominate four directors to the EMS Board.
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
Mackay concluded, “Our strategy to increase the value of the company is simple. It is built on increasing profitability, greater strategic alignment, and growth. In 2010, profits were up substantially, and we began important initiatives to increase alignment in the Aviation and Global Resource Management businesses. We expect to see the results of these efforts in revenue growth in 2011 and beyond. We firmly believe this is the best path to maximize long-term shareholder value,” added Mackay.
Non-GAAP Financial Measures
This press release contains information regarding our earnings from continuing operations before interest expense, income taxes, depreciation and amortization and excluding impairment-related charges, acquisition-related items and stock-based compensation (“Adjusted EBITDA”). The press release also references earnings per share from continuing operations, excluding impairment-related charges, acquisition-related items, and adjustments, if any, for changes to the valuation allowance for deferred tax assets resulting from changes in judgment about the potential realization of these assets (“Adjusted Earnings Per Share”). Each of these measures also excludes potential costs associated with a recent announcement by one of our shareholders that it intends to nominate four directors to the EMS Board. The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
We have not provided a quantitative reconciliation of projected Adjusted EBITDA or Adjusted Earnings Per Share for 2011. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. EMS enables universal mobility, visibility and intelligence in two broad market sectors — AeroConnectivity (through its Aviation and Defense & Space businesses), and Global Resource Management (through its LXE and Global Tracking businesses).
Visit www.ems-t.com for more information.
There will be a conference call at 9:30 AM Eastern time on March 3, 2011, in which the Company’s management will discuss the financial results for the fourth quarter of 2010 and the outlook for 2011. If you would like to participate in this conference, please dial 1-888-674-0222 (international callers dial 1-201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will be available through March 11, 2011, by dialing 1-888-632-8973 and entering the replay code 61857298, followed by the # sign. (International callers use 1-585-295-6791 and enter same replay code.)
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;
•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations;
•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the availability of financing for various mobile and high-speed data communications systems;
•	risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;
•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability;
•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning; and
•	costs associated with a recent announcement by one of shareholders that it intends to nominate four directors to our Board.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.
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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Years Ended
	December 31	December 31	December 31	December 31
	2010	2009	2010	2009
Net sales	$98.1	85.0	355.2	360.0
Cost of sales	61.7	55.7	225.7	242.1

Gross profit	36.4	29.3	129.5	117.9
Selling, general and administrative	24.3	21.0	90.1	86.5
Research and development	5.9	5.1	20.9	18.9
Impairment loss on goodwill and related charges	—	19.9	0.4	19.9
Acquisition-related items	—	1.9	0.6	7.2

Operating income (loss)	6.2	(18.6)	17.5	(14.6)
Interest income	0.1	—	0.5	0.2
Interest expense	(0.4)	(0.4)	(1.9)	(2.2)
Foreign exchange gain (loss)	0.2	(0.4)	(0.2)	0.6
Acquisition-related FX adjustment	—	—	—	(1.4)

Earnings (loss) from continuing operations before income taxes	6.1	(19.4)	15.9	(17.4)
Income tax (expense) benefit	—	—	(1.8)	4.3

Earnings (loss) from continuing operations	6.1	(19.4)	14.1	(13.1)

Loss from discontinued operations, net of tax	—	(6.2)	—	(7.0)

Net earnings (loss)	$6.1	(25.6)	14.1	(20.1)

Net earnings (loss) per share:
From continuing operations	$0.40	(1.27)	0.92	(0.87)
From discontinued operations	—	(0.41)	—	(0.45)

Earnings (loss) per share	$0.40	(1.68)	0.92	(1.32)

Outstanding shares — diluted	15.3	15.2	15.2	15.2

Supplemental data from continuing operations:
Adjusted EBITDA	$12.2	8.5	40.3	35.7
Adjusted EPS	0.40	0.16	0.97	1.00

Net cash provided by operating activities	17.4	9.3	39.1	42.3
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NEWS RELEASE (Continued)
Atlanta, GA March 3, 2011
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	December 31	December 31
	2010	2009

Assets
Cash and cash equivalents	$55.9	47.2
Trade accounts receivable	68.7	61.0
Revenue in excess of billings on long-term contracts	22.0	25.3
Inventories	41.6	40.7
Other current assets	11.3	23.3

Current assets	199.5	197.5
Net property, plant and equipment	48.4	47.9
Goodwill	60.5	60.3
Other assets	64.5	68.4

	$372.9	374.1

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.5	1.4
Accounts payable	25.0	27.3
Other current liabilities	47.1	70.6

Current liabilities	73.6	99.3
Long-term debt, less current installments	27.5	26.4
Other noncurrent liabilities	14.8	11.3
Shareholders’ equity	257.0	237.1

	$372.9	374.1

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NEWS RELEASE (Continued)
Atlanta, GA March 3, 2011
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Years Ended
	December 31	December 31	December 31	December 31
	2010	2009	2010	2009
Net sales
Aviation	$31.1	30.3	106.8	124.0
Defense & Space	17.8	16.4	67.9	91.6
LXE	38.7	29.5	141.2	109.4
Global Tracking	10.9	8.8	40.7	35.0
Less intercompany sales	(0.4)	—	(1.4)	—

Total	$98.1	85.0	355.2	360.0

Operating income (loss)
Aviation	$2.7	2.5	6.3	11.0
Defense & Space	1.8	—	6.1	7.3
LXE	2.5	(0.4)	7.5	(6.6)
Global Tracking	0.6	0.3	1.5	0.4
Corporate & Other	(1.4)	0.8	(2.9)	0.4
Impairment loss and related charges	—	(19.9)	(0.4)	(19.9)
Acquisition-related items	—	(1.9)	(0.6)	(7.2)

Total	$6.2	(18.6)	17.5	(14.6)

Adjusted EBITDA
Aviation	$5.0	4.6	14.3	20.2
Defense & Space	2.7	0.9	9.5	10.9
LXE	3.3	0.2	11.3	(3.2)
Global Tracking	1.7	1.1	5.4	4.3
Corporate & Other	(0.5)	1.7	(0.2)	3.5

Total	$12.2	8.5	40.3	35.7

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NEWS RELEASE (Continued)
Atlanta, GA March 3, 2011
Non-GAAP Financial Measures
This press release contains information regarding our earnings from continuing operations and earnings per share, excluding impairment loss and related charges, acquisition-related items, and an acquisition-related foreign exchange adjustment, (“Adjusted Earnings Per Share”) and earnings before interest expense, income taxes, depreciation and amortization and excluding impairment loss and related charges, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our net earnings (loss) and earnings (loss) per share to the non-GAAP financial measures that exclude impairment loss and related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the fourth quarters and years of 2010 and 2009 (in millions, except per share data — unaudited):

	Three Months Ended				Years Ended
	December 31, 2010		December 31, 2009		December 31, 2010		December 31, 2009
			Net	Earnings			Net	Earnings
	Net	Earnings	earnings	(loss)	Net	Earnings	earnings	(loss)
	earnings	per share	(loss)	per share	earnings	per share	(loss)	per share

As reported	$6.1	0.40	(25.6)	(1.68)	14.1	0.92	(20.1)	(1.32)
Less net loss from discontinued operations, net of tax	—	—	(6.2)	(0.41)	—	—	(7.0)	(0.45)

Earnings (loss) from continuing operations	6.1	0.40	(19.4)	(1.27)	14.1	0.92	(13.1)	(0.87)
Impairment loss and related charges, net of tax	—	—	19.9	1.31	0.2	0.01	19.9	1.31
Acquisition-related items	—	—	1.9	0.12	0.6	0.04	7.2	0.47
Acquisition-related foreign exchange adjustment	—	—	—	—	—	—	1.4	0.09

As adjusted	$6.1	0.40	2.4	0.16	14.9	0.97	15.4	1.00

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NEWS RELEASE (Continued) Atlanta, GA March 3, 2011
Following is a reconciliation of net earnings (loss) to Adjusted EBITDA and earnings (loss) from continuing operations before income taxes to Adjusted EBITDA by segment, for the three months and years ended December 31, 2010 and 2009 (in millions — unaudited):

				Global	Corp &
	Aviation	D&S	LXE	Tracking	Other	Total
Three Months Ended December 31, 2010
Net earnings						$6.1
Income tax expense						—

Earnings (loss) before income taxes	$2.7	1.8	2.5	0.7	(1.6)	6.1
Interest expense	—	—	—	—	0.4	0.4
Depreciation and amortization	2.2	0.9	0.8	0.9	0.3	5.1
Stock-based compensation	0.1	—	—	0.1	0.4	0.6

Adjusted EBITDA	$5.0	2.7	3.3	1.7	(0.5)	$12.2

Year Ended December 31, 2010
Net earnings						$14.1
Income tax expense						1.8

Earnings (loss) before income taxes	$5.9	6.1	7.7	1.6	(5.4)	15.9
Interest expense	—	—	—	—	1.9	1.9
Depreciation and amortization	8.1	3.2	3.3	3.7	1.2	19.5
Impairment loss on goodwill and related charges	—	—	—	—	0.4	0.4
Stock-based compensation	0.3	0.2	0.3	0.1	1.1	2.0
Acquisition-related items	—	—	—	—	0.6	0.6

Adjusted EBITDA	$14.3	9.5	11.3	5.4	(0.2)	$40.3

Three Months Ended December 31, 2009
Net loss						$(25.6)
Loss from discontinued operations, net of tax						6.2
Income tax expense						—

Earnings (loss) from continuing operations before income taxes	$2.3	(0.1)	(20.3)	0.3	(1.6)	(19.4)
Interest expense	—	0.1	(0.1)	—	0.4	0.4
Depreciation and amortization	2.3	0.9	0.7	0.8	0.3	5.0
Impairment loss on goodwill and related charges	—	—	19.9	—	—	19.9
Stock-based compensation	—	—	—	—	0.7	0.7
Acquisition-related items	—	—	—	—	1.9	1.9

Adjusted EBITDA	$4.6	0.9	0.2	1.1	1.7	$8.5

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NEWS RELEASE (Continued) Atlanta, GA Mar. 3, 2011

				Global	Corp &
	Aviation	D&S	LXE	Tracking	Other	Total
Year Ended December 31, 2009
Net loss						$(20.1)
Loss from discontinued operations, net of tax						7.0
Income tax benefit						(4.3)

Earnings (loss) from continuing operations before income taxes	$11.4	7.3	(26.7)	0.8	(10.2)	(17.4)
Interest expense	0.1	—	0.1	—	2.0	2.2
Depreciation and amortization	8.6	3.4	3.3	3.5	1.2	20.0
Impairment loss on goodwill and related charges	—	—	19.9	—	—	19.9
Stock-based compensation	0.1	0.2	0.2	—	1.9	2.4
Acquisition-related items	—	—	—	—	7.2	7.2
Acquisition-related foreign exchange adjustment	—	—	—	—	1.4	1.4

Adjusted EBITDA	$20.2	10.9	(3.2)	4.3	3.5	$35.7

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NEWS RELEASE (Continued) Atlanta, GA Mar. 3, 2011
Additional Information and Where To Find It
In connection with the proxy contest initiated by MMI Investments, L.P., the Company will be filing documents with the Securities and Exchange Commission (the “SEC”), including the filing by the Company of a proxy statement. Shareholders are urged to read the Proxy Statement for the 2011 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512.
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the Schedule 14A filed by the Company with the SEC on February 16, 2011. Shareholders may obtain free copies of this information at the Company’s website (www.ems-t.com) under the heading “Investor Relations,” the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512 or 660 Engineering Drive, Norcross, Georgia 30092, Attention: Secretary. As of the date hereof, the Company’s directors, officer and employees who are participants collectively own an aggregate of: (1) 564,488 shares of common stock of the Company, including options that are currently exercisable or will be exercisable within 60 days, and (2) 61,193 nonvoting phantom-share units.

For further information please contact:	Gary B. Shell
Chief Financial Officer
(770) 729-6512
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